Exhibit 14.1

SKILLSOFT

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (the “Code”) of Skillsoft Corp. and its subsidiaries (the “Company”) sets forth legal and ethical standards of conduct for the Company’s directors, officers and employees (“Covered Persons”). This Code is intended to promote the conduct of Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company and all of its subsidiaries and other business entities controlled by the Company worldwide.

If you have any questions regarding this Code or its application to you in any situation, contact your supervisor, the Company’s General Counsel.

Failure to comply with the standards outlined in this Code will result in disciplinary action up to and including immediate termination of a Covered Person’s relationship with the Company. Any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge. Certain violations of this Code may result in the imposition of civil liability and/or lead the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution.

Compliance with Laws, Rules and Regulations

The Company requires that all Covered Persons comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in undertaking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of a potential violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third-party doing business with the Company, it is your responsibility to promptly report the matter to your supervisor, the Company’s General Counsel, or the Company’s confidential reporting hotline. While it is the Company’s desire to address matters internally, nothing in this Code is intended to discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Neither the Company nor its employees, officers and directors shall discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against any Covered Person because he or she reports any such violation, unless it is determined that the report was made in bad faith or with knowledge that it was false. This Code should not be construed to prohibit any Covered Person from communicating with, filing a charge or complaint, or otherwise participating in any investigation or proceeding with any federal, state or local governmental agency or commission, including providing documents or other information, without notice to the Company.

Conflicts of Interest

Employees, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company. A conflict of interest can arise whenever you, as an officer, director or employee, take action or have an interest that might prevent you from performing your Company duties and responsibilities honestly, objectively and effectively.

Employees and Directors must not:

•	perform services as a consultant, employee, officer, director, advisor or in any other capacity for a competitor of the Company, other than services performed at the request of the Company;

•	have a material interest in any competitor or supplier of, or any other person or entity dealing with the Company;

•	use his or her position with the Company to influence a transaction with a supplier or customer in which such person or a close relative of such person has a material interest;

•	supervise, review or influence the job evaluation or compensation of a close relative; or

•	engage in any other activity or have any other interest that the Board of Directors of the Company determines to constitute a conflict of interest.

A “material interest” includes a financial interest representing more than one percent (1%) of the outstanding shares of a held company or any other position that would allow an individual to influence the business decisions made by a corporate entity.

A “close relative” means a parent, stepparent, parent-in-law, spouse, sibling, brother-and sister-in-law, child, son-in-law, daughter-in-law, or any person living (other than a tenant or employee) in the same home with the employee, officer or director.

It is your responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Company’s General Counsel, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest or, if appropriate, referring the matter to the Board of Directors.

Insider Trading

Employees, officers and directors who have material non-public information about any company, including Skillsoft’s suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of such companies, as well as from communicating such information to others who might trade on the basis of that information.

If you are uncertain about the constraints on your purchase or sale of the securities of any company by virtue of your relationship with the Company, you are required to consult with the Company’s General Counsel before making any such purchase or sale.

See also the Company’s Insider Trading Policy and Regulation FD Policy.

Confidentiality

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is expressly authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees must take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is communicated within the Company only to employees who have a need to know such information to perform their responsibilities for the Company.

Confidential information includes all non-public information learned as an employee, officer or director of the Company. It includes, but is not limited to:

•	Non-public information that might be (i) of use to competitors, suppliers, vendors, joint venture partners or others, (ii) of interest to the press, or (iii) harmful to the Company or its customers, if disclosed;

•	Non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

•	Non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners;

•	Non-public information about discussions and deliberations, relating to business issues and decisions, between and among employees, officers and directors; and

•	Non-public information about fellow employees or any other individuals about whom the Company may hold information from time to time.

Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss confidential Company matters with, or disseminate confidential Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies to all inquiries directed to the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers), security holders, and any other outside source. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries directed to the Company, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons.

The Company’s policies with respect to public disclosure of internal matters are described more fully in the Company’s Disclosure Policy, which is available in the HR section of the Company’s Intranet. You also must abide by any obligations of confidentiality that you have to your former employer(s) or other outside parties that have provided you with confidential information. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations. Under no circumstances may you disclose or use confidential information belonging to a third party in your work for Skillsoft. Any questions regarding the use of information belonging to third parties should be directed to the Company’s General Counsel or the Chief Executive Officer.

Honest and Ethical Conduct and Fair Dealing

Covered Persons must deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Protection and Proper Use of Corporate Assets

Covered Persons must seek to protect the Company’s assets. The assets of the Company generally include tangible assets, such as products, equipment, and facilities, as well as intangible assets, such as corporate opportunities, intellectual property, trade secrets and business information (including any non-public information learned as an employee, officer or director of the Company). Theft, carelessness and waste have a direct impact on the Company’s financial performance. Employees, officers and directors must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the benefit of any third party.

Covered Persons must advance the Company’s legitimate interests when the opportunity to do so arises. You must not take for yourself or disclose to anyone outside of the Company business opportunities that are discovered through your position with the Company or the use of property or information of the Company. To the extent that you wish to pursue an opportunity that has a connection to your employment with Skillsoft, you must seek permission in advance from the Company’s General Counsel or the Chief Executive Officer.

Loans and Guarantees

Covered Persons and their close relatives must not accept loans or guarantees of obligations from any individual, organization or entity doing or seeking to do business with the Company (except from banks or other entities that provide such services in the normal course and at arms’ length). You should report any offer of such a loan or guarantee to the Company’s General Counsel.

Gifts and Gratuities

The use of Company funds or assets for gifts, gratuities or other favors to government employees or officials is prohibited, except to the extent such gifts are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient.

Covered Persons must not accept or request, or permit any close relative to accept or request, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items that are not excessive, have a value of less than USD$250 and comply with local or regional restrictions. Any gifts that are not of insignificant value should be returned immediately and reported to your supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company believes appropriate in its sole discretion.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, officers and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

Bribes and kickbacks may be criminal acts and are generally prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

Accuracy of Books and Records and Public Reports

Employees, officers and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

Concerns Regarding Accounting or Auditing Matters

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially submit such concerns or complaints in writing to the Company’s Audit Committee using our anonymous, web-based reporting tool, named Convercent, at http://www.skillsoft.com/compliance-hotline; or may use the following telephone numbers for anonymous reports or complaints: in the United States 1-800-461-9330 or via text message at 603-780-4281. For those outside the United States international dialing instructions can be displayed in your preferred language at http://www.skillsoft.com/compliance-hotline. See “Reporting and Compliance Procedures.”

All such reports and complaints will be forwarded to the Audit Committee, unless they are determined to be without merit by at least two of the following: the Chief Executive Officer, the Chief Financial Officer and the Company’s General Counsel. In any event, a record of all complaints and reports received will be provided to the Company’s Board of Directors each fiscal quarter, and each and every complaint and report of a potential violation will be provided to the Internal Audit Department.

The Audit Committee will evaluate the merits of any reports or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the report or complaint.

Dealings with Independent Auditors

No employee, officer or director shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with any audit, review or examination of the Company’s financial statements. An omission to state a material fact may be considered a misleading statement, if the omitted fact is necessary to provide a candid representation of the Company’s finances or business affairs under the circumstances presented. No Covered Person shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any accountant or auditor engaged in an audit or review of the Company’s financial statements.

Harassment and Discrimination

Our employees are free to do their job without fear of harassment. Conduct that singles out an employee or group of employees in a negative way because of their: gender, race, color, national origin, ancestry, citizenship, religion, age, physical or mental disability, medical condition, genetic information, pregnancy, sexual orientation, gender identity or gender expression, veteran status, or marital status or any other basis protected by law is prohibited. Harassment can take many forms, and any type of harassment is a violation of Company policies.

All forms of discrimination are prohibited. We have a global workforce, and decisions related to hiring, developing and promoting our people are made without regard to gender, race, color, national origin, ancestry, citizenship, religion, age, physical or mental disability, medical condition, genetic information, pregnancy, sexual orientation, gender identity or gender expression, veteran status, or marital status or any other basis protected by law. We are passionate about preserving our positive culture and ensuring that each individual is treated with respect and dignity as a valued member of our global team.

For additional information regarding the Company’s policies regarding the above, please go to the HR section of Connect.

Waivers of this Code of Business Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be appropriate. Any employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Chief Executive Officer or Chief Financial Officer must be obtained. The Chief Executive Officer and/or Chief Financial Officer will communicate any exceptions they approve to the Company’s General Counsel, who shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

Any executive officer or director who seeks an exception to any of these policies should contact the Chief Executive Officer or Chief Financial Officer. Any waiver of this Code for executive officers or directors, or any change to this Code that applies to executive officers or directors, may be made only by the Board of Directors of the Company and will be disclosed as required by law or regulation.

Reporting and Compliance Procedures

Every Covered Person has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the Company’s General Counsel, as described below. You may report such conduct openly or anonymously, without fear of retaliation. Any supervisor who receives a report of a violation of this Code must immediately inform the Company’s General Counsel.

You may report violations of this Code, on a confidential basis, by contacting the Company’s General Counsel. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may report violations, in the United States, anonymously by calling 1-800-461-9330 or by texting 603-780-4281, or online at http://www.skillsoft.com/compliance-hotline. For those outside the United States international dialing instructions can be displayed in your preferred language at http://www.skillsoft.com/compliance-hotline.

If the Company’s General Counsel receives information regarding an alleged violation of this Code, he or she shall, in consultation with the Chief Executive Officer and/or Chief Financial Officer, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation, and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officer for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Covered Persons are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including separation from the Company.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code.

Dissemination and Amendment

This Code shall be distributed to each Covered Person upon commencement of his or her relationship with the Company, and each Covered Person shall certify that he or she has received, read and understood the Code. Additionally, the Code shall be distributed annually to each Covered Person. The Code is also available on the Company’s intranet site and on its corporate website. The Company reserves the right to amend, alter or terminate this Code at any time for any reason. This document is not an employment contract between the Company and any of its employees, officers or directors and does not affect the at-will nature of any such Covered Person’s relationship with the Company.